UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☒ Soliciting Material under § 240.14a-12

FORESCOUT TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Forescout Employee Email

TO: FS-ALL

Team,

Today, we embark on an important new chapter in Forescout’s journey. Moments ago, we announced our intention to become a private company again. This is a step forward for us, and I couldn’t be more excited.

Under the terms of the transaction, which was approved by Forescout’s Board of Directors, we will be acquired by Advent International for $1.9 billion in cash, or $33.00 per share. Advent will be joined by Crosspoint Capital Partners as a co-investor and advisor. You can read the press release we issued here [INSERT URL].

As a private company with the backing and support of Advent and Crosspoint Capital, we will be able to be more aggressive in transitioning our business to subscription. Additionally, Advent has spent a ton of time analyzing Forescout’s business and we will be able to leverage those learnings in various ways to make us more efficient.

Advent is one of the largest and most experienced global private equity firms with security DNA and has a proven track record of helping technology companies transform and grow. Crosspoint Capital, led by Greg Clark – the former CEO of Symantec and Blue Coat – brings additional valuable operational experience in cybersecurity and infrastructure software. The Advent Tech team and Greg both know Forescout and our market well, and passionately believe in us and our opportunity. They have worked closely with security software companies like McAfee, Tanium, Symantec and Blue Coat to drive innovation, value and growth.

What we announced today was an agreement to be acquired, but there are a number of customary approvals to receive and conditions that we have to satisfy over the coming months before the transaction is complete. Once the transaction is closed, which we expect to occur in the second calendar quarter of 2020, we will effectively have one ownership group instead of many public investors. That said, we are still responsible for delivering our results and it will remain business as usual at Forescout. The best thing for everyone to do is to stay focused on our mission -- developing, selling and supporting our solutions, which help our amazing installed base solve their most challenging security concerns.

I know change can be unsettling and to help answer questions, I will be hosting three all hands meetings today at 9am PST (in person San Jose), 10am pst (virtual) and 4pm (virtual). Please make sure to participate in one of these sessions as replays will NOT be available. Additionally, attached is an INTERNAL FAQ to help answer your immediate questions.

Speak soon.

M

Additional Information and Where to Find It

Forescout Technologies, Inc. (the “Company”), its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the acquisition of the Company (the “Transaction”). The Company plans to file a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies in connection with the Transaction.

Theresia Gouw, Michael DeCesare, James Beer, David G. DeWalt, Elizabeth Hackenson, Mark Jensen, Kathy McElligott, Enrique Salem and Yehezkel Yeshurun, all of whom are members of the Company’s Board of Directors, and Christopher Harms, the Company’s Chief Financial Officer, are participants in the Company’s solicitation. Other than Messrs. DeCesare and DeWalt, none of such participants owns in excess of one percent of the Company’s common stock. Mr. DeCesare may be deemed to own approximately two percent of the Company’s common stock, and Mr. DeWalt may be deemed to own approximately one percent of the Company’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2019 Annual Meeting of Stockholders (the “2019 Proxy Statement”), which was filed with the SEC on April 16, 2019. To the extent that holdings of the Company’s securities have changed since the amounts printed in the 2019 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, the Company will mail the definitive Transaction Proxy Statement and a proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto and any other relevant documents filed by the Company with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of the Company’s definitive Transaction Proxy Statement, any amendments or supplements thereto and any other relevant documents filed by the Company with the SEC in connection with the Transaction will also be available, free of charge, at the Company’s website (http://www.forescout.com) or by writing to Forescout Technologies, Inc., Attention: Investor Relations, 190 West Tasman Drive, San Jose, California 95134.